         EXHIBIT 10.1

FIRST AMENDMENT TO FIRST AMENDED AND RESTATED LOAN AGREEMENT

First Amendment to First Amended and Restated Loan Agreement, dated the 29th day of July, 2014, by and among Matthews International Corporation, a Pennsylvania corporation (the "Borrower"), the Banks (as defined in the Loan Agreement (as hereinafter defined)), Citizens Bank of Pennsylvania, a Pennsylvania banking institution, in its capacity as administrative agent for the Banks (in such capacity, the "Agent"), and PNC Bank, National Association, a national banking association, in its capacity as syndication agent for the Banks (in such capacity, the "Syndication Agent") (this "First Amendment").

W I T N E S S E T H:

WHEREAS, pursuant to that certain First Amended and Restated Loan Agreement, dated July 18, 2013, by and among the Borrower, the Banks, the Agent, and the Syndication Agent (as amended, modified, supplemented or restated from time to time, the "Loan Agreement"), the Banks agreed, among other things, to extend a revolving credit facility to the Borrower in an aggregate principal amount not to exceed Five Hundred Million and 00/100 Dollars ($500,000,000.00); and

WHEREAS, the Borrower desires to amend certain provisions of the Loan Agreement and the Banks, the Agent and the Syndication Agent desire to permit such amendments pursuant to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises contained herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

1. All capitalized terms used herein which are defined in the Loan Agreement shall have the same meaning herein as in the Loan Agreement unless the context clearly indicates otherwise.

2. Section 1.01 of the Loan Agreement is hereby amended by inserting the following definitions in the appropriate alphabetical order:

"Additional Increase" and/or "Additional Increases" shall mean that as set forth in Section 2.21 hereof.

"Additional Increase Amendment" shall mean that as set forth in Section 2.21 hereof.

"Additional Revolving Credit Increase" shall mean that as set forth in Section 2.21 hereof.

"First Amendment Closing Date" shall mean July 29, 2014.

"Incremental Term Loan" and/or "Incremental Term Loans" shall mean that as set forth in Section 2.21 hereof.

3. Section 2.21 of the Loan Agreement is hereby deleted in its entirety and in its stead is inserted the following:

2.21           Increase of Revolving Credit Facility Commitment.

If at any time after the First Amendment Closing Date, and so long as no Event of Default or Potential Default has occurred and is continuing, the Borrower desires to increase the Revolving Credit Facility Commitment, (each, an "Additional Revolving Credit Increase") and/or, at the Borrower’s option, request to add term loans (each, an "Incremental Term Loan" and collectively, the "Incremental Term Loans") (each Additional Revolving Credit Increase and each Incremental Term Loan are each, an "Additional Increase" and collectively, the "Additional Increases") the Borrower shall notify the Agent in writing, who will promptly notify each Bank thereof, provided that any such Additional Increase shall be in a minimum of Ten Million and 00/100 Dollars ($10,000,000.00) and the aggregate of all such Additional Increases shall not exceed Six Hundred Fifty Million and 00/100 Dollars ($650,000,000.00).  The existing Banks shall have the right at any time within fourteen (14) days following such notice to increase their respective Commitment by providing written notice of the same to the Agent so as to provide such additional Commitment pro-rata in accordance with such Bank's Pro Rata Share, and any portion of such Additional Increase which is not provided by any such existing Bank shall be available to the other existing Banks; provided, that if more than one existing Bank desires to increase its Commitment in respect of the portion of such Additional Increase not provided by an existing Bank, such participating Banks shall provide such portion of the additional Commitments on a pro rata basis in accordance with the proportion that their Pro Rata Share bears to each other, and thereafter, to the extent not provided by existing Banks, to any additional lending institution or institutions proposed by the Borrower and which is approved by the Agent (which approval will not be unreasonably withheld, conditioned or delayed) and which becomes a party to this Agreement pursuant to documentation reasonably acceptable to the Agent and prepared at the Borrower's expense, which documentation may be executed by the Borrower and the Agent (as agent for the Banks) without further consent or action of the Banks, such consent hereby deemed to be irrevocably given to the Agent by the Banks; provided, however, that the Borrower shall have the right to have the entire amount of each Additional Increase provided by such approved additional lending institution or institutions if all the existing Banks decline to increase their Commitments to accommodate any such Additional Increase.  In the event of any such Additional Increase in the aggregate Commitments and in the Commitment of any Bank effected pursuant to the terms of this Section 2.21, new Notes shall, to the extent deemed reasonably necessary or appropriate by the Agent, be executed and delivered by the Borrower, and the affected Banks shall promptly surrender and cancel the existing Notes; and the Borrower shall execute and deliver such additional documentation setting forth the new Commitments and Pro Rata Shares as the Agent shall reasonably request in accordance with the provisions of this Section 2.21 (each, an "Additional Increase Amendment").  Each Additional Increase Amendment (i) with respect to any Additional Revolving Credit Increase, shall be executed by the Borrower and the Agent (as agent for the Banks) without further consent or action of the Banks, such consent herein is deemed to be irrevocably given to the Agent by the Banks and (ii) with respect to any Incremental Term Loan, (A) shall be executed by the Borrower, the Banks providing such Incremental Term Loan and the Agent without further consent of any of the Banks not providing any portion of such Incremental Term Loan, such consent herein is deemed to be irrevocably given to the Agent by the Banks not providing any portion of such Incremental Term Loan, (B) may contain any amendments to this Agreement and the other Loan Documents as may be reasonably necessary or appropriate, in the opinion of the Agent, to effect the provisions of this Section 2.21 to, among other things, include such Incremental Term Loan and/or the effect thereof in the definitions of "Commitments", "Loans", "Majority Banks", "Notes", "Total Commitment Amount" and (C) shall set forth the terms and conditions applicable to such Incremental Term Loan as agreed to among the Borrower, the Banks providing such Incremental Term Loan and the Agent; provided, however, that the maturity date of such Incremental Term Loan shall not be earlier than the Expiry Date.

4. The provisions of Section 2 through 3 of this First Amendment shall not become effective until the Agent has received the following, each in form and substance acceptable to the Agent:

(a)	this First Amendment, duly executed by the Borrower and the Banks;

(b)	the documents listed in the Preliminary Closing Checklist set forth on Exhibit A attached hereto and made a part hereof; and

(c)	such other documents as may be reasonably requested by the Agent.

5. The Borrower hereby reconfirms and reaffirms all representations and warranties, agreements and covenants made by and pursuant to the terms and conditions of the Loan Agreement, except as such representations and warranties, agreements and covenants may have heretofore been amended, modified or waived in writing in accordance with the Loan Agreement, and except any such representations or warranties made as of a specific date or time, which shall have been true and correct in all material respects as of such date or time.

6. The Borrower acknowledges and agrees that each and every document, instrument or agreement which at any time has secured payment of the Borrower's Indebtedness under the Loan Agreement including, but not limited to, (i) the Loan Agreement and (ii) the Guaranty Agreements continue to secure prompt payment when due of the Borrower's Indebtedness under the Loan Agreement.

7. The Borrower hereby represents and warrants to the Banks and the Agent that (i) the Borrower has the legal power and authority to execute and deliver this First Amendment; (ii) the officers of the Borrower executing this First Amendment have been duly authorized to execute and deliver the same and bind the Borrower with respect to the provisions hereof; (iii) the execution and delivery hereof by the Borrower and the performance and observance by the Borrower of the provisions hereof and of the Loan Agreement and all documents executed or to be executed therewith, do not violate or conflict with the organizational documents of the Borrower or any Law applicable to the Borrower or result in a breach of any provision of or constitute a default which would have a Material Adverse Effect under any other agreement, instrument or document binding upon or enforceable against the Borrower and (iv) this First Amendment, the Loan Agreement and the documents executed or to be executed by the Borrower in connection herewith or therewith constitute valid and binding obligations of the Borrower in every respect, enforceable in accordance with their respective terms.

8. The Borrower represents and warrants that (i) no Event of Default exists under the Loan Agreement, nor will any occur as a result of the execution and delivery of this First Amendment or the performance or observance of any provision hereof; (ii) except as amended pursuant to this First Amendment, the Schedules attached to and made part of the Loan Agreement are true and correct as of the date hereof in all material respects and there are no material modifications or supplements thereto; and (iii) it presently has no claims or actions of any kind at law or in equity against the Banks or the Agent arising out of or in any way relating to the Loan Agreement or the other Loan Documents.

9. Each reference to the Loan Agreement that is made in the Loan Agreement or any other document executed or to be executed in connection therewith shall hereafter be construed as a reference to the Loan Agreement as amended hereby.

10. The agreements contained in this First Amendment are limited to the specific agreements made herein.  Except as amended hereby, all of the terms and conditions of the Loan Agreement shall remain in full force and effect.  This First Amendment amends the Loan Agreement and is not a novation thereof.

11. This First Amendment may be executed in any number of counterparts and by the different parties hereto on separate counterparts each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute but one and the same instrument.

12. This First Amendment shall be governed by, and shall be construed and enforced in accordance with, the Laws of the Commonwealth of Pennsylvania without regard to the principles or the conflicts thereof.  The Borrower hereby consents to the jurisdiction and venue of the Court of Common Pleas of Allegheny County, Pennsylvania and the United States District Court for the Western District of Pennsylvania with respect to any suit arising out of or mentioning this First Amendment.

[INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, and intending to be legally bound, the parties hereto, have caused this First Amendment to be duly executed, as a document under seal, by their duly authorized officers on the day and year first above written.

ATTEST By: /s/ - Name: __________________________ Title: __________________________	Matthews International Corporation By: /s/ _ Name: _______________________________ Title: ________________________________

Citizens Bank of Pennsylvania, as Agent and for itself as a Bank By: /s/ _ Name: _______________________________ Title: ________________________________

PNC Bank, National Association, as Syndication Agent and for itself as a Bank By: /s/ _ Name: _______________________________ Title: ________________________________

Fifth Third Bank, as a Bank By: /s/ _ Name: _______________________________ Title: ________________________________

HSBC Bank USA, National Association, as a Bank By: /s/ _ Name: _______________________________ Title: ________________________________

The Huntington National Bank, as a Bank By: /s/ _ Name: _______________________________ Title: ________________________________

First Commonwealth Bank, as a Bank By:___________________________________ Name: Stephen P. Moynihan Title: Senior Vice President

First National Bank of Pennsylvania, as a Bank By: /s/ _ Name: _______________________________ Title: ________________________________

        The Northern Trust Company, as a Bank

                By: /s/                                                        -
         Name:  _______________________________
         Title:  ________________________________

         MUFG Union Bank, N.A. f/k/a Union Bank, N.A., as a Bank

         By: /s/                                                              -
    Name:  Carlos Cruz
        Title:    Vice President

Consented to the ____ day of _________, 2014:

ATTEST By:_/s/___________________________ Name: Title:	The York Group, Inc. By:_/s/________________________________Name: _______________________________ Title: ___________________ _____________

ATTEST By:_/s/________________________________ Name: ________________________________ Title: ________________________________	Milso Industries Corporation By:_/s/________________________________Name: _______________________________ Title: ________________________________